Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-10

**FULL PX DETAILS** HART 2025-A

Joint Bookrunners:	Barclays (struc), Citigroup, Mizuho, SMBC, and TD
Co-Managers:	HSBC, US Bank

CAPITAL STRUCTURE

$mm

CLS	TOTAL	WAL	S/F	EXP	LGL	BENCH SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	432.700	0.25	A-1+/F1+	09/25	03/16/26	I-CURV +15	4.447%	4.447%	100.00000%
A-2a	343.825	1.00	AAA/AAA	09/26	12/15/27	I-CURV +34	4.371%	4.33%	99.99825%
A-2b	343.825	1.00	AAA/AAA	09/26	12/15/27	SOFR30A +34			100.00000%
A-3	687.650	2.27	AAA/AAA	05/28	10/15/29	I-CURV +42	4.366%	4.32%	99.98525%
A-4	98.530	3.39	AAA/AAA	10/28	04/15/31	I-CURV +50	4.448%	4.40%	99.97685%
B	37.020	3.70	AA+/AA+	12/28	04/15/31	I-CURV +70	4.657%	4.61%	99.99161%
C	61.700	3.91	AA/A+	02/29	06/15/32	I-CURV +85	4.813%	4.76%	99.98057%

PRICED - TOE: 3:03 PM ET

BILL & DELIVER :	BARC	DEAL SIZE : ~$2.01bln
EXP RATINGS :	S&P, Fitch	BBG TICKER : HART 2025-A
ERISA ELIGIBLE :	Yes	FORMAT : SEC Registered
EXP SETTLE :	03/12/25	FIRST PAY DATE: 04/15/25
MIN DENOMS :	$1k x $1k	PXG SPEED : 1.3% ABS to 5% Call
INTEXNET :	bcghart_2025-a_max_preprice |PW:2V44	DEAL ROADSHOW : www.dealroadshow.com | LOGIN: HART25A
INVESTOR MATERIALS : Preliminary Prospectus, FWP

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847